EXHIBIT 10.16

LOAN AND SECURITY AGREEMENT

(Operating Line of Credit)

This LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of December 29, 2004, between SILICON VALLEY BANK, a California chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 (“Bank”) and INFINERA CORPORATION, a Delaware corporation, with offices at 1322 Bordeaux Drive, Sunnyvale, California 94089 (FAX                     ) (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

1. ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. The term “financial statements” includes the notes and schedules. The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document. Capitalized terms in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code, to the extent such terms are defined therein.

2. LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the unpaid principal amount of all Advances hereunder with all interest, fees and finance charges due thereon as and when due in accordance with this Agreement.

2.1.1 Financing of Accounts.

(a) Availability. Subject to the terms of this Agreement, Borrower may request that Bank finance specific Eligible Accounts and Placeholder Invoices. Bank shall finance such Eligible Accounts and Placeholder Invoices by extending credit to Borrower in an amount equal to the result of the Advance Rate multiplied by the face amount of the Eligible Account or Placeholder Invoice (the “Advance”), Bank may, in its sole discretion, change the percentage of the Advance Rate for a particular Eligible Account or Placeholder Invoice on a case by case basis. When Bank makes an Advance, the Eligible Account or Placeholder Invoice becomes a “Financed Receivable.”

(b) Maximum Advances.

(i) The aggregate face amount of all Financed Receivables outstanding at any time may not exceed the Facility Amount.

(ii) In addition, the aggregate amount of Advances made based upon Placeholder Invoices may not exceed Five Million Dollars ($5,000,000.00). Notwithstanding the foregoing, the aggregate amount of Advances made based on Placeholder Invoices may exceed Five Million Dollars ($5,000,000.00) but may not exceed Ten Million Dollars ($10,000,000.00) when Borrower has fulfilled and collected on at least Two Million Five Hundred Thousand Dollars ($2,500,000.00) of purchase orders issued by each Eligible Purchase Order Customer.

(iii) The aggregate amount of Advances made hereunder plus any loans, advances, or other amounts outstanding pursuant to the Revolving Line shall not exceed Twenty Million Dollars ($20,000,000.00).

(c) Borrowing Procedure. Borrower will deliver an Invoice Transmittal for each Eligible Account it offers. Bank may rely on information set forth in or provided with the Invoice Transmittal.

(d) Credit Quality, Confirmations. Bank may, at its option, conduct a credit check of the Account Debtor for each Account requested by Borrower for financing hereunder in order to approve any such Account Debtor’s credit before agreeing to finance such Account. Bank may also verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts (including confirmations of Borrower’s representations in Section 5.3) by means of mail, telephone or otherwise, either in the name of Borrower or Bank from time to time in its sole discretion.

(e) Accounts Notification/Collection. Bank may notify any Person owing Borrower money of Bank’s security interest in the funds and verify and/or collect the amount of the Account.

(f) Maturity. This Agreement shall terminate and all Obligations outstanding hereunder shall be immediately due and payable on the Maturity Date.

(g) Suspension of Advances. Borrower’s ability to request that Bank finance Eligible Accounts hereunder will terminate if, in Bank’s sole discretion, there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations.

2.2 Collections, Finance Charges, Remittances and Fees. The Obligations shall be subject to the following fees and Finance Charges. Unpaid fees and Finance Charges may, in Bank’s discretion, accrue interest and fees as described in Section 9.2 hereof.

2.2.1 Collections. Collections will be credited to the Financed Receivable Balance for such Financed Receivable, but if there is an Event of Default, Bank may apply Collections to the Obligations in any order it chooses. If Bank receives a payment for both a Financed Receivable and a non-Financed Receivable, the funds will first be applied to the Financed Receivable and, if there is no Event of Default then existing, the excess will be remitted to Borrower, subject to Section 2.2.6.

2.2.2 Facility Fee. A non-refundable facility fee of One Hundred Fifty Thousand Dollars ($150,000.00) is earned upon execution of this Agreement and shall be paid as follows: (i) Twenty-Five Thousand Dollars ($25,000.00) has been paid prior to the date of this Agreement as a good faith deposit, which amount shall be applied to the Facility Fee upon execution of this Agreement; (ii) Seventy-Five Thousand Dollars ($75,000.00) is due and payable upon the execution of this Agreement; and (iii) Fifty Thousand Dollars ($50,000.00) is due and payable on the sooner to occur of (x) an Event of Default, (y) the early termination of this Agreement, or (z) June 30, 2005.

2.2.3 Finance Charges. Borrower will pay a finance charge (the “Finance Charge”) on each Financed Receivable which is equal to the Applicable Rate divided by 360 multiplied by the number of days each such Financed Receivable is outstanding multiplied by the outstanding Financed Receivable Balance for such Financed Receivable. The Finance Charge is payable when the Advance made based on such Financed Receivable is payable in accordance with Section 2.3 hereof.

2.2.4 Accounting. After each Reconciliation Period, Bank will provide an accounting of the transactions for that Reconciliation Period, including the amount of all Financed Receivables, all Collections, Adjustments, Finance Charges and the Facility Fee. If Borrower docs not object to the accounting in writing within thirty (30) days it shall be considered accurate. All Finance Charges and other interest and fees arc calculated on the basis of a 360 day year and actual days elapsed.

2.2.5 Deductions. Bank may deduct fees, Finance Charges, Advances which become due pursuant to Section 2.3, and other amounts due pursuant to this Agreement from any Advances made or Collections received by Bank.

2.2.6 Lockbox; Account Collection Services. As and when directed by Bank from time to time, at Bank’s option and at the sole and exclusive discretion of Bank (regardless of whether an Event of Default has occurred), Borrower shall direct each Account Debtor (and each depository institution where proceeds of Accounts are on deposit) to remit payments with respect to the Accounts to a lockbox account established with Bank or to wire transfer payments to a cash collateral account that Bank controls (collectively, the “Lockbox”). It will be considered an immediate Event of Default if the Lockbox is not set-up and operational within forty-five (45) days from the date of such direction by Bank. Until such Lockbox is established, the proceeds of the Accounts shall be paid by the Account Debtors to an address consented to by Bank. Upon receipt by Borrower of such proceeds, the Borrower shall immediately transfer and deliver same to Bank, along with a detailed cash receipts journal. Provided no Event of Default exists or an event that with notice or lapse of time will be an Event of Default, within three (3) days of receipt of such amounts by Bank, Bank will turn over to Borrower the proceeds of the Accounts other than Collections with respect to Financed Receivables and the amount of Collections in excess of the amounts for which Bank has made an Advance to Borrower, less any amounts due to Bank, such as the Finance Charge, the Facility Fee, payments due to Bank, other fees and expenses, or otherwise; provided, however, Bank may hold such excess amount with respect to Financed Receivables as a reserve until the end of the applicable Reconciliation Period if Bank, in its discretion, determines that other Financed Receivable(s) may no longer qualify as an Eligible Account at any time prior to the end of the subject Reconciliation Period. This Section does not impose any affirmative duty on Bank to perform any act other than as specifically set forth herein. All Accounts and the proceeds thereof are Collateral and if an Event of Default occurs, Bank may apply the proceeds of such Accounts to the Obligations.

2.3 Repayment of Obligations; Adjustments.

2.3.1 Repayment of Advances Made Based on Eligible Accounts. Borrower will repay each Advance made based on Eligible Accounts on the earliest of: (a) the date on which payment is received of the Financed Receivable with respect to which the Advance was made, (b) the date on which the Financed Receivable is no longer an Eligible Account, (c) the date on which any Adjustment is asserted to the Financed Receivable (but only to the extent of the Adjustment if the Financed Receivable remains otherwise an Eligible Account), (d) the date on which there is a breach of any warranty or representation set forth in Section 5.3, or (e) the Maturity Date (including any early termination). Each payment will also include all accrued Finance Charges with respect to such Advance and all other amounts then due and payable hereunder.

2.3.2 Repayment of Advanced Made Based on Placeholder Invoices. Borrower will repay each Advance made based on Placeholder Invoices on the earliest of (a) Borrower’s issuance of an invoice based upon such purchase order, (b) at such time when any of the representations or warranties set forth in Section 5.4 are not then true and correct in all material respects with respect to such Placeholder Invoice, (c) 120 days from the date of the Advance made based upon the Placeholder Invoice, or (d) the Maturity Date (including any early termination). Each payment will also include all accrued Finance Charges with respect to such Advance and all other amounts then due and payable hereunder.

2.3.3 Placeholder Invoices. When an invoice for a Placeholder Invoice is issued and the Account established by such invoice is an Eligible Account then, provided there is no existing Event of Default and subject to the terms of Section 2.1.1 hereof, the Advance made based upon such Placeholder Invoice shall be replaced by an Advance made based upon such Eligible Account.

2.3.4 Repayment on Event of Default. When there is an Event of Default, Borrower will, if Bank demands (or, upon the occurrence of an Event of Default under Section 8.5, immediately without notice or demand from Bank) repay all of the Advances. The demand may, at Bank’s option, include the Advance for each Financed Receivable then outstanding and all accrued Finance Charges, attorneys’ and professional fees, court costs and expenses, and any other Obligations.

2.3.5 Debit of Accounts. Bank may debit any of Borrower’s deposit accounts for payments or any amounts Borrower owes Bank hereunder. Bank shall promptly notify Borrower when it debits Borrower’s accounts. These debits shall not constitute a set-off.

2.3.6 Adjustments. If at any time during the term of this Agreement any Account Debtor asserts an Adjustment or if Borrower issues a credit memorandum or if any of the representations, warranties or covenants set forth in Section 5.3 are no longer true in all material respects, Borrower will promptly advise Bank.

2.3.7 Prepayment. Borrower may prepay any Advance at any time without premium or penalty, by paying all outstanding principal on such Advance along with all accrued and unpaid Finance Charges with respect to such Advance and all other amounts then due and payable hereunder in respect of such Advance. Borrower may terminate this Agreement at any time, without premium or penalty, upon notice to Bank, provided that all outstanding Advances along with all accrued and unpaid Finance Charges with respect thereto and all other amounts then due and payable hereunder shall have been paid in full as of the date of termination.

2.4 Power of Attorney. Borrower irrevocably appoints Bank and its successors and assigns as attorney-in-fact and authorizes Bank, to: (i) following the occurrence of an Event of Default, sell, assign, transfer, pledge, compromise, or discharge all or any part of the Financed Receivables; (ii) following the occurrence of an Event of Default, demand, collect, sue, and give releases to any Account Debtor for monies due and compromise, prosecute, or defend any action, claim, case or proceeding about the Financed Receivables, including filing a claim or voting a claim in any bankruptcy case in Bank’s or Borrower’s name, as Bank chooses; (iii) following the occurrence of an Event of Default, prepare, file and sign Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document; (iv) regardless of whether there has been an Event of Default, notify all Account Debtors to pay Bank directly; (v) regardless of whether there has been an Event of Default, receive, open, and dispose of mail addressed to Borrower; (vi) regardless of whether there has been an Event of Default, endorse Borrower’s name on checks or other instruments (to the extent necessary to pay amounts owed pursuant to this Agreement); and (vii) regardless of whether there has been an Event of Default, execute on Borrower’s behalf any instruments, documents, financing statements to perfect Bank’s interests in the Financed Receivables and Collateral and do all acts and things necessary or expedient, as determined solely and exclusively by Bank, to protect or preserve, Bank’s rights and remedies under this Agreement, as directed by Bank.

3. CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Advance. Bank’s agreement to make the initial Advance is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation, subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Agreement;

(b) a certificate of the Secretary of Borrower with respect to articles, bylaws, incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c) an Intellectual Property Security Agreement;

(d) subordination agreements and/or intercreditor agreements by certain Persons;

(e) Perfection Certificate by Borrower;

(f) a legal opinion of Borrower’s counsel (authority and enforceability), in form and substance acceptable to Bank;

(g) a Loan and Security Agreement (Growth Capital Loan) and all documents required pursuant to same;

(h) a Loan and Security Agreement (Revolving Line) and all documents required pursuant to same;

(i) Warrant to Purchase Stock;

(j) Securities Account Control Agreements;

(k) insurance certificates;

(l) payment of the fees and Bank Expenses then due and payable hereof;

(m) Certificate of Foreign Qualification — California;

(n) Certificate of Good Standing/Legal Existence — Delaware; and

(o) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to all Advances. Bank’s agreement to make each Advance, including the initial Advance, is subject to the following:

(a) receipt of the Invoice Transmittal;

(b) Bank shall have (at its option) conducted the confirmations and verifications as described in Section 2.1.1 (d); and

(c) each of the representations and warranties in Section 5 shall be true in all material respects on the date of the Invoice Transmittal and on the effective date of each Advance and no Event of Default shall have occurred and be continuing, or result from the Advance. Each Advance is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects.

4. CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations and the performance of each of Borrower’s duties under the Loan Documents, a continuing security interest in, and pledges and assigns to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower warrants and represents that the security interest granted herein shall be a first priority security interest in the Collateral.

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is bound by, any material license (other than over the counter software that is commercially available to the public) or other material agreement with respect to which Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property. Borrower shall provide written notice to Bank within ten (10) days of entering or becoming bound by, any such license or agreement which is reasonably likely to have a material impact on Borrower’s business or financial condition. Borrower shall take such steps as Bank reasonably requests to obtain the consent of, authorization by or waiver by, any person whose consent or waiver is necessary for all such licenses or contract rights to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future.

If the Agreement is terminated, Bank’s lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations. If Borrower shall at any time, acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the brief details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Bank.

4.2 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions in order to perfect or protect Bank’s interest or rights hereunder, which financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion and may also include a notice that any disposition of the Collateral, by either the Borrower or any other Person, shall be deemed to violate the rights of the Bank under the Code.

5. REPRESENTATIONS AND WARRANTIES

Except as set forth in the Schedule of Exceptions, Borrower represents and warrants as follows:

5.1 Due Organization and Authorization. Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. Borrower represents and warrants to Bank that: (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; and (b) Borrower is an organization of the type, and is organized in the jurisdiction, set forth in the Perfection Certificate; and (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; and (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address if different; and (e) all other information set forth on the Perfection Certificate pertaining to Borrower is accurate and complete. If Borrower does not now have an organizational identification number, but later obtains one, Borrower shall forthwith notify Bank of such organizational identification number.

The execution, delivery and performance of the Loan Documents have been duly authorized by the proper corporate action required by Borrower, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

5.2 Collateral. Borrower has good title to the Collateral, free of Liens except Permitted Liens. All inventory is in all material respects of good and marketable quality, free from material defects. Borrower has no deposit account, other than the deposit accounts with Bank and deposit accounts described in the Perfection Certificate delivered to Bank in connection herewith, except as provided in Section 6.5(b). The Collateral is not in the possession of any third party bailee (such as a warehouse) (not including customers of Borrower). Except as hereafter disclosed to Bank in writing by Borrower, none of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate (except Collateral may be maintained at customer locations in the ordinary course of business). Borrower may maintain Inventory and Equipment with third parties provided that (i) the value of such Inventory and Equipment does not exceed One Million Dollars ($1,000,000.00) at any time (not including Inventory and Equipment at customer locations), and (ii) Borrower provides Bank, within thirty (30) days of the end of each quarter, a written summary of the location of such Inventory and Equipment (not including Inventory and Equipment at customer locations). In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee (not including Inventory and Equipment at customer locations), then Borrower will first receive the written consent of Bank, which consent shall not be unreasonably withheld, and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Bank. Borrower is the sole owner of all material Intellectual Property, except for Intellectual Property licensed to Borrower in the ordinary course of business and non-exclusive licenses granted to its customers in the ordinary course of business. Each Patent is valid and enforceable and no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property violates the rights of any third party, except to the extent such claim could not reasonably be expected to cause a Material Adverse Change.

5.3 Financed Receivables. Borrower represents and warrants for each Financed Receivable (other than Financed Receivables based upon Placeholder Invoices):

(a) Each Financed Receivable is an Eligible Account;

(b) Borrower is the owner with legal right to sell, transfer, assign and encumber such Financed Receivable;

(c) The correct amount is on the Invoice Transmittal and is not disputed;

(d) Payment is not contingent on any obligation or contract and Borrower has fulfilled all its obligations as of the Invoice Transmittal date;

(e) Each Financed Receivable is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower, is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

(f) There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount;

(g) Borrower reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

(h) Borrower has not filed or had filed against it Insolvency Proceedings and does not anticipate any filing;

(i) Bank has the right to endorse and/ or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral; and

(j) No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

5.4 Representations regarding Placeholder Invoices. With respect to Placeholder Invoices, Borrower represents and warrants that the estimated face value amount determined by Borrower is based upon the best information available to Borrower and accurately and fully (considering all known discounts available to each such Account Debtor) reflects same and that a receivable will be generated within 120 days of the issuance of such purchase order. In addition, Borrower represents and warrants that there are no discounts, offsets or other rights of any Account Debtor under any Placeholder Invoice other than as disclosed to Bank at the time such Placeholder Invoice was financed hereunder.

5.5 Litigation. There are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers or legal counsel, threatened by or against Borrower or any Subsidiary in which an adverse decision could reasonably be expected to cause a Material Adverse Change.

5.6 No Material Deviation in Financial Statements. All consolidated financial statements for Borrower and any Subsidiary delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.7 Solvency. Borrower is able to pay its debts (including trade debts) as they mature.

5.8 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to obtain or make such consents, declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

5.9 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.10 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank (taken together with all such written certificates and written statements given to Bank) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results.

6. AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance. Borrower shall maintain its and all Subsidiaries’ legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change.

6.2 Financial Statements, Reports, Certificates.

(a) Borrower shall deliver to Bank: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than one hundred eighty (180) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified Opinion on the financial statements from Ernst & Young or another independent certified public accounting firm of national standing; (iii) in the event that Borrower’s stock becomes publicly held, within five (5) days of filing. Borrower will provide to Bank copies of or electronic notice of links to all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission; (iv) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Five Hundred Thousand Dollars ($500,000.00) or more; (v) prompt notice of any material change in the composition of the Intellectual Property, or the registration of any copyright, including any subsequent ownership right of Borrower in or to any Copyright, Patent or Trademark not shown in the IP Agreement or knowledge of an event that materially adversely affects the value of the Intellectual Property Collateral; and (vi) budgets, sales projections, operating plans or other financial information reasonably requested by Bank.

(b) Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit B.

(c) Borrower will allow Bank to audit Borrower’s Collateral, including, but not limited to, Borrower’s Accounts and accounts receivable, at Borrower’s expense, upon reasonable notice to Borrower; provided, however, prior to the occurrence of an Event of Default, Borrower shall be obligated to pay for not more than one (1) audit per year. Borrower hereby acknowledges that the first such audit will be conducted within ninety (90) days after the execution of this Agreement. After the occurrence of an Event of Default, Bank may audit Borrower’s Collateral, including, but not limited to, Borrower’s Accounts and accounts receivable at Borrower’s expense and at Bank’s sole and exclusive discretion and without notification and authorization from Borrower.

(d) Upon Bank’s request, provide a written report respecting any Financed Receivable, if payment of any Financed Receivable does not occur by its due date and include the reasons for the delay.

(e) Provide Bank with, as soon as available, but no later than thirty (30) days following each Reconciliation Period, an aged listing of accounts receivable and accounts payable by invoice date, in form acceptable to Bank.

(f) Provide Bank with, as soon as available, but no later than thirty (30) days following each Reconciliation Period, a Deferred Revenue report, in form acceptable to Bank.

(g) Provide Bank with, as soon as available, but no later than thirty (30) days following each Reconciliation Period, an aged listing of inventory, in form acceptable to the Bank.

(h) Provide Bank with, as soon as available, but no later than sixty (60) days following the fiscal year end, Board of Directors approved financial projections, in form reasonably acceptable to Bank.

6.3 Taxes. Borrower shall make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to such payments.

6.4 Insurance. Borrower shall keep its business and the Collateral insured for risks and in amounts that are generally commensurate with companies of similar size and in the similar industry, and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank in Bank’s reasonable discretion. All property policies, except for specialized insurance policies for shipments of Borrower’s products in the ordinary course of business, shall have a lender’s loss payable endorsement showing Bank as an additional loss payee and all liability policies shall show Bank as an additional insured and all policies shall provide that the insurer must give Bank at least thirty (30) days notice before canceling its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Seven Hundred Fifty Thousand Dollars ($750,000.00), in the aggregate, toward the replacement or repair of destroyed or damaged property; provided that (i) any such replaced or repaired property (a) shall be of equal or like value as the replaced or repaired Collateral and (b) shall be deemed Collateral in which Bank has been granted a first priority security interest and (ii) after the occurrence and during the continuation of an Event of Default all proceeds payable under such casualty policy shall, at the option of the Bank, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section and take any action under the policies Bank deems prudent.

6.5 Accounts.

(a) In order to permit Bank to monitor Borrower’s financial performance and condition, Borrower, and all Borrower’s Subsidiaries, shall maintain Borrower’s, and such Subsidiaries, primary operating accounts with Bank. Upon the occurrence of an IPO Event, Borrower and all Borrower’s Subsidiaries shall maintain operating and securities accounts with Bank, which accounts shall represent at least twenty-five percent (25.0%) of the dollar value of the Borrower’s and such Subsidiaries’ accounts at all financial institutions.

(b) Borrower shall identify to Bank, in writing, any bank or securities account opened by Borrower with any institution other than Bank. In addition, for each such account that Borrower at any time opens or maintains, Borrower shall, at Bank’s request and option, pursuant to an agreement in form and substance acceptable to Bank, cause the depository bank or securities intermediary to agree that such account is the collateral of Bank pursuant to the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and shall not apply to Borrower’s international operating accounts (in offices outside of the United States) not to exceed One Million Dollars ($1,000,000.00) in the aggregate.

6.6 Further Assurances. Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement.

6.7 Registration of Intellectual Property Rights. Borrower shall not register any Copyrights or Mask Works in the United States Copyright Office unless it: (i) has given at least fifteen (15) days’ prior written notice to Bank of its intent to register such Copyrights or Mask Works and has provided Bank with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (ii) executes a security agreement/IP Agreement or such other documents as Bank may reasonably request in order to maintain the perfection and priority of Bank’s security interest in the Copyrights proposed to be registered with the United States Copyright Office; and (iii) records such security agreement/IP Agreement with the United States Copyright Office contemporaneously with filing the Copyright application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank a copy of the Copyright application(s) filed with the United States Copyright Office, together with evidence of the recording of the security documents necessary for Bank to maintain the perfection and priority of its security interest in such Copyrights or Mask Works. Borrower shall provide written notice to Bank of any application filed by Borrower in the United States Patent Trademark Office for a patent or to register a trademark or service mark within 30 days of any such filing.

Borrower shall: (i) protect, defend and maintain the validity and enforceability of the Intellectual Property in its sound business judgment; (ii) promptly advise Bank in writing of material infringements of the Intellectual Property material to Borrower’s business; and (iii) not allow any Intellectual Property material to the Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

7. NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent, which consent shall not be unreasonably withheld.

7.1 Dispositions. Convey, sell, lease, transfer, assign or otherwise dispose of (collectively a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, including the Intellectual Property, except for Transfers (i) of inventory in the ordinary course of business; (ii) of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (iii) of worn-out or obsolete equipment; or (iv) of tools or equipment that are traded in or exchanged by Borrower in the ordinary course of business for newer models and versions, such most recent models and versions at a particular time to be considered Collateral. Borrower shall not enter into an agreement with any Person other than Bank which restricts the subsequent granting of a security interest in the Intellectual Property.

7.2 Changes in Business, Ownership, Management or Business Locations. Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto, or have a material change in its ownership (other than by the sale of Borrower’s equity securities in a public offering or to investors so long as Borrower identifies to Bank the investors prior to the closing of the investment), or a change of one (1) of the Borrower’s Responsible Officers and a replacement, approved by the Borrower’s board of directors, is not made within sixty (60) days of such change. Borrower shall not, without at least thirty (30) days prior written notice to Bank: (i) relocate its chief executive office, or add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Two Hundred Fifty Thousand Dollars ($250,000.00) in Borrower’s assets or property), or (ii) change its jurisdiction of organization, or (iii) change its organizational structure or type, or (iv) change its legal name, or (v) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Without the prior written consent of the Bank, which shall not be unreasonably withheld, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where (i) such transactions do not in the aggregate exceed One Million Dollars ($1,000,000.00) (including assumption of indebtedness), (ii) no Event of Default has occurred and is continuing or would exist after giving effect to the transactions, and (iii) the Borrower is the surviving legal entity. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, or allow any Lien on any of its property, including the Intellectual Property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein. The Collateral may also be subject to Permitted Liens.

7.6 Distributions; Investments. (i) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (ii) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock except for repurchases of Common Stock from employees or consultants at the original purchase price upon termination of their employment or consulting relationship with Borrower.

7.7 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.8 Subordinated Debt. Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt, without Bank’s prior written consent.

7.9 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Advance for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8. EVENTS OF DEFAULT

Any one of the following is an Event of Default:

8.1 Payment Default. Borrower fails to pay any of the Obligations when due;

8.2 Covenant Default.

(a) If Borrower fails to perform any obligation under Sections 2.2.6 or 6.2 or violates any of the covenants contained in Section 7 of this Agreement, or

(b) If Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Advances will be made during such cure period); provided, however, grace and cure periods provided under this section shall not apply to financial covenants or any other covenants that are required to be satisfied, completed or tested by a date certain.

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment. (i) Any portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (ii) the service of process upon Bank or Borrower seeking to attach, by trustee or similar process, any funds of Borrower on deposit with Bank, or any entity under the control of Bank (including a subsidiary); (iii) Borrower is enjoined, restrained, or prevented by court order from conducting any part of its business; (iv) a judgment or other claim becomes a Lien on a portion of Borrower’s assets; or (v) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within ten (10) days after Borrower receives notice; provided, however, that these are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Advances shall be made during such period);

8.5 Insolvency. (i) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (ii) Borrower begins an Insolvency Proceeding; or (iii) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Advances shall be made before any Insolvency Proceeding is dismissed);

8.6 Other Agreements. If there is a default in any agreement to which Borrower is a party with third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Hundred Thousand Dollars ($500,000.00) or that could result in a Material Adverse Change;

8.7 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000.00) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Advances will be made prior to the satisfaction or stay of such judgment);

8.8 Misrepresentations. If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document;

8.9 Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination agreement with Bank, or any creditor that has signed a subordination agreement with Bank breaches any material terms of the subordination agreement.

8.10 Cross Default. An Event of Default occurs under any of the (i) Growth Capital Loan, (ii) Revolving Line, or (iii) Maple Loan Arrangement.

9. BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following;

(a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) Settle or adjust disputes and claims directly with Account Debtors for amounts, on terms and in any order that Bank considers advisable and notify any Person owing Borrower money of Bank’s security interest in such funds and verify the amount of such account. Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;

(d) Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(e) Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(g) Place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral; and

(h) Exercise all rights and remedies and dispose of the Collateral according to the Code.

9.2 Bank Expenses; Unpaid Fees. Any amounts paid by Bank as provided herein shall constitute Bank Expenses and are immediately due and payable, and shall bear interest at the Default Rate and be secured by the Collateral. No payments by Bank shall be deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default. In addition, any amounts advanced hereunder which are not based on Financed Receivables (including, without limitation, unpaid fees and Finance Charges as described in Section 2.2) shall accrue interest at the Default Rate and be secured by the Collateral.

9.3 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of collateral, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.4 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay is not a waiver, election, or acquiescence. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.5 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

9.6 Default Rate. After the occurrence of an Event of Default, all Obligations shall accrue interest at the Applicable Rate plus five percent (5.0%) per annum (the “Default Rate”).

10. NOTICES.

Notices or demands by either party about this Agreement must be in writing and personally delivered or sent by an overnight delivery service, by certified mail postage prepaid return receipt requested, or by fax to the addresses listed at the beginning of this Agreement. A party may change notice address by written notice to the other party.

11. CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in California and Borrower accepts jurisdiction of the courts and venue in Santa Clara County, California. NOTWITHSTANDING THE FOREGOING, BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE BANK’S RIGHTS AGAINST BORROWER OR ITS PROPERTY.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12. GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or Obligations under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement, the Loan Documents or any related agreement.

12.2 Indemnification. Borrower hereby indemnifies, defends and holds Bank and its directors, officers, employees, directors and agents harmless against: (a) all obligations, demands, claims, and liabilities asserted by any other party or Person in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3 Right of Set-Off. Borrower hereby giants to Bank, a lien, security interest and right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credit, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Severability of Provision. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6 Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter, and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (i) to Bank’s subsidiaries or affiliates in connection with their business with Borrower; (ii) to prospective transferees or purchasers of any interest in the Advances (provided, however. Bank shall use commercially reasonable efforts in obtaining such prospective transferee’s or purchaser’s agreement to the terms of this provision); (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank’s examination or audit; and (v) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.10 Release of Lien on Intellectual Property. If either (i) Borrower achieves a Revenue Event and Borrower provides the Bank prompt written notice and satisfactory evidence that it has achieved same, or (ii) Borrower has completely satisfied its Obligations under the Growth Capital Loan, then the IP Agreement shall be deemed released and terminated. In addition, upon such termination, the Intellectual Property shall be released from the security interest granted herein. Bank shall deliver all releases and terminations required by Borrower to implement the foregoing.

12.11 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

13. DEFINITIONS

13.1 Definitions. In this Agreement:

“Accounts” are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Account Debtor” is as defined in the Code and shall include, without limitation, (i) any person liable on any Financed Receivable, such as, a guarantor of the Financed Receivable and any issuer of a letter of credit or banker’s acceptance, or (ii) customers of Borrower who have placed a purchase order with Borrower which is the subject of any Placeholder Invoice.

“Adjustments” are all discounts, allowances, returns, disputes, counterclaims, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor for any Financed Receivable.

“Advance” is defined in Section 2.1.1.

“Advance Rate” shall be (i) with respect to Eligible Accounts, eighty percent (80.0%), net of any offsets related to each specific Account Debtor including, without limitation, Deferred Revenue, or such other percentage as Bank establishes under Section 2.1.1. and (ii) with respect to Placeholder Invoices, fifty percent (50.0%), or such other percentage as Bank establishes under Section 2.1.1.

“Affiliate” is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Applicable Rate” is a per annum rate equal to the Prime Rate plus one and one-half percent (1.50%); provided, however, that during any Reconciliation Period in which Borrower’s Net Cash is less than or equal to Seven Million Dollars ($7,000,000.00) at any time during such Reconciliation Period, the Applicable Rate shall be (i) with respect to Financed Receivables based on Eligible Accounts, a per annum rate equal to the Prime Rate plus five percent (5.0%), and (ii) with respect to Financed Receivables based on Placeholder Invoices, a per annum rate equal to the Prime Rate plus four and one-quarter percent (4.25%).

“Bank Expenses” are all audit fees and expenses and reasonable costs or expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

“Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Closing Date” is the date of this Agreement.

“Code” is the Uniform Commercial Code as adopted in California, as amended and as may be amended and in effect from time to time.

“Collateral” is any and all properties, rights and assets of Borrower granted by Borrower to Bank or arising under the Code, now, or in the future, in which Borrower obtains an interest, or the power to transfer rights, as described on Exhibit A.

“Collections” are all funds received by Bank from or on behalf of an Account Debtor for Financed Receivables.

“Compliance Certificate” is attached as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

“Copyrights” are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

“Default Rate” is defined in Section 9.6.

“Deferred Revenue” is all amounts received or invoiced, as appropriate, in advance of performance under contracts and not yet recognized as revenue.

“Eligible Accounts” are billed Accounts in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3, have been, at the option of Bank, confirmed in accordance with Section 2.1.1 (d), and are due and owing from Account Debtors deemed creditworthy by Bank in its good faith business judgment. Without limiting the fact that the determination of which Accounts are eligible hereunder is a matter of Bank discretion in each instance, Eligible Accounts shall not include the following Accounts (which listing may be amended or changed in Bank’s discretion with notice to Borrower):

(a) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date;

(b) Accounts for an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;

(c) Accounts for which the Account Debtor does not have its principal place of business in the United States, unless agreed to by Bank in writing, in its sole discretion, on a case-by-case basis;

(d) Accounts for which the Account Debtor is a federal, state or local government entity or any department, agency, or instrumentality thereof except for Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727);

(e) Accounts for which Borrower owes the Account Debtor, but only up to the amount owed (sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(f) Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if the Account Debtor’s payment may be conditional;

(g) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(h) Accounts in which the Account Debtor disputes liability or makes any claim and Bank believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; or

(i) Accounts for which Bank reasonably determines collection to be doubtful or any Accounts which are unacceptable to Bank for any reason in its reasonable discretion.

“Eligible Purchase Order Customers” are UTStarcom (Softbank), WilTel Communications, Verizon FNS, Sprint, FreeNet (in Germany), CitiNet, NTT (CTC), Level3 and OnFiber.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“Events of Default” are set forth in Article 8.

“Facility Amount” is Twenty-Five Million Dollars ($25,000,000.00).

“Facility Fee” is defined in Section 2.2.2.

“Finance Charges” is defined in Section 2.2.3.

“Financed Receivables” are all those Eligible Accounts and Placeholder Invoices including their proceeds which Bank finances and makes an Advance, as set forth in Section 2.1.1. A Financed Receivable stops being a Financed Receivable (but remains Collateral) when the Advance made for the Financed Receivable has been fully paid.

“Financed Receivable Balance” is the total outstanding gross face amount, at any time, of any Financed Receivable.

“GAAP” is generally accepted accounting principles.

“Growth Capital Loan” is a loan arrangement entered into by and among Borrower, Bank and Gold Hill Venture Lending 03, L.P. as of even date hereof pursuant to a certain Loan and Security Agreement (Growth Capital Loan), as amended from time to time.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” is:

(a) Copyrights, Trademarks, Patents, and Mask Works including amendments, renewals, extensions and all licenses or other rights to use and all license fees and royalties from the use;

(b) Any trade secrets and any Intellectual Property rights in computer software and computer software products now or later existing, created, acquired or held;

(c) All design rights which may be available to Borrower now or later created, acquired or held; and

(d) Any claims for damages (past, present or future) for infringement of any of the rights above, with the right, but not the obligation, to sue and collect damages for use or infringement of the intellectual property rights above.

All proceeds and products of the foregoing, including all insurance, indemnity or warranty payments.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Invoice Transmittal” shows Eligible Accounts which Bank may finance and, for each such Account, includes the Account Debtor’s, name, address, invoice amount, invoice date and invoice number.

“IP Agreement” is a certain Intellectual Property Security Agreement executed and delivered by Borrower to Bank.

“IPO Event” occurs when the Borrower completes an initial public offering that results in a cash infusion of at least Fifty Million Dollars ($50,000,000.00).

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” are, collectively, this Agreement, any note, or notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

“Lockbox” is defined in Section 2.2.6.

“Maple” is Maple Commercial Finance Corp.

“Maple Loan Arrangement” is a certain agreement by and between Borrower and Maple, as amended from time to time.

“Mask Works” are all mask works or similar rights available for the protection of semiconductor chips, now owned or later acquired.

“Material Adverse Change” is: (i) A material impairment in the perfection or priority of Bank’s security interest in the Collateral or in the value of such Collateral; (ii) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (iii) a material impairment of the prospect of repayment of any portion of the Obligations.

“Maturity Date” is June 28, 2006.

“Net Cash” is either:

(i) for periods where Borrower’s unrestricted cash and cash equivalents (including marketable securities) exceeds Twenty Five Million Dollars ($25,000,000.00), Borrower’s unrestricted cash and cash equivalents (including marketable securities) minus all amounts due and owing by Borrowers to (A) Bank, (B) Gold Hill Venture Lending 03, L.P., and (C) Maple; or

(ii) for periods where Borrower’s unrestricted cash and cash equivalents (including marketable securities) is less than or equal to Twenty Five Million Dollars ($25,000,000.00), Borrower’s unrestricted cash and cash equivalents (including marketable securities) maintained at Bank and/or SVB Securities minus alt amounts due and owing by Borrowers to (A) Bank, (B) Gold Hill Venture Lending 03, L.P., and (C) Maple.

“Obligations” arc all advances, liabilities, obligations, covenants and duties owing, arising, due or payable by Borrower to Bank now or later under this Agreement, the Revolving Line, or the Growth Capital Loan, or any other document, instrument or agreement, account (including those acquired by assignment) primary or secondary, such as all Advances, Finance Charges, Facility Fee, interest, fees, expenses, professional fees and attorneys’ fees, or other amounts now or hereafter owing by Borrower to Bank.

“Patents” are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Perfection Certificate” is a certain Perfection Certificate completed and delivered by Borrower to Bank in connection with this Agreement.

“Permitted Indebtedness” is:

(a) Borrower’s indebtedness to Bank under this Agreement or the Loan Documents;

(b) Indebtedness existing on the Closing Dale and shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness secured by Permitted Liens;

(f) Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);

(g) Other Indebtedness not otherwise permitted by Section 7.4 not exceeding Five Hundred Thousand Dollars ($500,000.00) in the aggregate outstanding at any time; and

(h) Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (g) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are: (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any state maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., (iii) Bank’s certificates of deposit issued maturing no more than 1 year after issue, and (iv) any other investments administered through Bank, and

(a) Investments shown on the Perfection Certificate and existing on the Closing Date;

(b) Investments accepted in connection with Transfers permitted by Section 7.1;

(c) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(d) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(e) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed One Million Dollars ($1,000,000.00) in the aggregate in any fiscal year;

(f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(g) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (g) shall not apply to Investments of Borrower in any Subsidiary;

(h) Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate in any fiscal year; and

(i) Other Investments not otherwise permitted by Section 7.6 not exceeding Five Hundred Thousand Dollars ($500,000.00) in the aggregate outstanding at any time.

“Permitted Liens” are:

(a) Liens existing on the Closing Date and shown on the Perfection Certificate or arising under this Agreement or other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interests;

(c) Purchase money Liens securing no more than Five Hundred Thousand Dollars ($500,000.00) in the aggregate amount outstanding (i) on equipment acquired or held by Borrower incurred for financing the acquisition of the equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment, in each case such restrictions not to apply to the Liens on Equipment currently held by Maple;

(d) Leases or subleases and non-exclusive licenses or sublicenses granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses permit granting Bank a security interest;

(e) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;

(f) Liens in favor of other financial institutions arising in connection with Borrower’s deposit accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit accounts;

(g) Other Liens not described above arising in the ordinary course of business and not having or not reasonably likely to have a material adverse effect on Borrower and its Subsidiaries taken as a whole;

(h) Liens limited to Equipment financed by Maple; and

(i) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (h), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Placeholder Invoice” is the estimated face value amount (as determined by Borrower, subject to Section 5.4 hereof) of an invoice for a receivable that will be generated (but has not yet been generated) pursuant to a purchase order signed by an Eligible Purchase Order Customer or other customers of Borrower deemed acceptable to Bank in its sole discretion.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Reconciliation Day” is the last calendar day of each month.

“Reconciliation Period” is each calendar month.

“Responsible Officer” is each of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Revenue Event” occurs when Borrower achieves seventy-five percent (75.0%) of its revenue plan for the fiscal year 2005.

“Revolving Line” is a loan arrangement entered into by and between Borrower and Bank as of even date hereof pursuant to a certain Loan and Security Agreement (Revolving Line), as amended from time to time.

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s debt to Bank (pursuant to a subordination agreement entered into between Bank, Borrower and the subordinated creditor), on terms acceptable to Bank.

“Subsidiary” is any Person, corporation, partnership, limited liability company, joint venture, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

“Trademarks” are trademark and service mark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Borrower connected with the trademarks.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:

INFINERA CORPORATION

By:	/s/ Jagdeep Singh
Name:
Title:

BANK:

SILICON VALLEY BANK

By:	/s/ Teresa Li
Name:	Teresa Li
Title:	Relationship Manager

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following:

All goods, equipment, inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles (including payment intangibles), accounts (including health-care receivables), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

Any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired; any patents, trademarks, service marks and applications therefor; trade styles, trade names, any trade secret rights, including any rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; or any claims for damages by way of any past, present and future infringement of any of the foregoing; and

All Borrower’s books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

EXHIBIT B

[LOGO]

SILICON VALLEY BANK

SPECIALTY FINANCE DIVISION

Compliance Certificate

I, as authorized officer of Infinera Corporation (“Borrower”) certify under the Loan and Security Agreement (the “Agreement”) between Borrower and Silicon Valley Bank (“Bank”) as follows (all capitalized terms used herein shall have the meaning set forth in the Agreement):

Borrower represents and warrants for each Financed Receivable (other than Financed Receivables based on Placeholder Invoices):

Each Financed Receivable is an Eligible Account.

Borrower is the owner with legal right to sell, transfer, assign and encumber such Financed Receivable;

The correct amount is on the Invoice Transmittal and is not disputed;

Payment is not contingent on any obligation or contract and Borrower has fulfilled all its obligations as of the Invoice Transmittal date;

Each Financed Receivable is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower, is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount;

It reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

It has not filed or had filed against it Insolvency Proceedings and does not anticipate any filing;

Bank has the right to endorse and/or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral.

No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

Additionally, Borrower represents and warrants as follows:

Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

Borrower has good title to the Collateral, free of Liens except Permitted Liens. All inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to obtain or make such consents, declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

With respect to Placeholder Invoices, Borrower represents and warrants that the estimated face value amount determined by Borrower is based upon the best information available to Borrower and accurately and fully (considering all known discounts available to each such Account Debtor) reflects same and that a receivable will be generated within 120 days of the issuance of such purchase order. In addition, Borrower represents and warrants that there are no discounts, offsets or other rights of any Account Debtor under any Placeholder Invoice other than as disclosed to Bank at the time such Placeholder Invoice was financed hereunder.

All representations and warranties in the Agreement are true and correct in all material respects on this date, and the Borrower represents that there is no existing Event of Default.

Sincerely,

Signature

Title

Date

FIRST LOAN MODIFICATION AGREEMENT

(OPERATING LINE OF CREDIT)

This First Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of June 21, 2005, by and between SILICON VALLEY BANK, a California-chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 (“Bank”) and INFINERA CORPORATION, a Delaware corporation with its chief executive office located at 1322 Bordeaux Drive, Sunnyvale, California 94089 (“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to the Bank pursuant to a loan arrangement dated as of December 29, 2004, evidenced by, among other documents, a certain Loan and Security Agreement (Operating Line of Credit) dated as of December 29, 2004, between Borrower and the Bank (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, the “Security Documents”).

Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1.	The Loan Agreement is amended by deleting any and all references to “Maple” and inserting “UCB” in lieu thereof.

2.	The Loan Agreement is amended by deleting the following provision appearing as Section 8.10 thereof:

“8.10 Cross-Default. An Event of Default occurs under any of the (i) Growth Capital Loan, (ii) Revolving Line, or (iii) Maple Loan Arrangement.”

and inserting in lieu thereof the following:

“8.10 Cross-Default. An Event of Default occurs under any of the (i) Growth Capital Loan, (ii) Revolving Line, or (iii) UCB Loan Arrangement.”

3.	The Loan Agreement is amended by deleting the definitions of “Maple” and “Maple Loan Arrangement” appearing in Section 13.1 thereof.

4.	The Loan Agreement is amended by inserting the following definitions to appear alphabetically in Section 13.1 thereof:

““UCB” is United Commercial Bank.”

““UCB Loan Arrangement” is a certain agreement by and between Borrower and UCB, as amended from time to time.”

5.	The Loan Agreement is amended by inserting the following text to appear at the end of Section 12.10 thereof:

“Notwithstanding the foregoing, the Bank will not release its security interest in the Intellectual Property of the Borrower, if any other Person has a lien on the Intellectual Property.”

B.	Consent.

1.	Borrower is entering into, on or about the date hereof, a loan arrangement with United Commercial Bank (“UCB”) of up to approximately (i) Five Million Five Hundred Thousand Dollars ($5,500,000.00) for an equipment financing facility (the “Equipment Financing Facility”), and (ii) Six Million Dollars ($6,000,000.00) for a revolving line of credit (provided that, the maximum amount of the revolving line of credit shall not, at any time exceed Ten Million Dollars ($10,000,000.00)) (the “Revolving Line Facility”) (collectively, the “UCB Financing”). Pursuant to Section 7.4 (relating to Indebtedness), and Section 7.5 (relating to Encumbrances) of the Loan Agreement, the Bank hereby consents to the UCB Financing (as defined above), including the following:

(a)	The Bank hereby consents, acknowledges, and confirms that UCB shall have a first priority security interest in all Equipment of the Borrower.

(b)	The Bank shall file an amendment to Financing Statement, subordinating the Bank’s security interest in the Equipment to UCB, in the form of Exhibit A hereto, to be filed with the Delaware Secretary of State.

4. FEES. The Borrower shall reimburse Bank for all reasonable legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5. RATIFICATION OF INTELLECTUAL PROPERTY SECURITY AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Intellectual Property Security Agreement dated as of December 29, 2004, between Borrower and Bank, and acknowledges, confirms and agrees that said Intellectual Property Security Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined in said Intellectual Property Security Agreement, and shall remain in full force and effect.

6. RATIFICATION OF PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms and reaffirms, in all material respects, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of December 29, 2004, between Borrower and Bank, and acknowledges, confirms and agrees the disclosures and information above Borrower provided to Bank in the Perfection Certificate has not changed, as of the date hereof.

7. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

8. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

9. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower now has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

10. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

11. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

[The remainder of this page is intentionally left blank]

This Loan Modification Agreement is executed as of the date first written above.

BORROWER:		BANK:

INFINERA CORPORATION		SILICON VALLEY BANK

By:	/s/ William Zerella	By:	/s/ Teresa Li

Name:	William Zerella	Name:	Teresa Li

Title:	CFO	Title:	Relationship Manager

SECOND LOAN MODIFICATION AGREEMENT

(OPERATING LINE OF CREDIT)

This Second Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of November 9, 2005, by and between SILICON VALLEY BANK, a California-chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 (“Bank”) and INFINERA CORPORATION, a Delaware corporation with its chief executive office located at 1322 Bordeaux Drive, Sunnyvale, California 94089 (“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to the Bank pursuant to a loan arrangement dated as of December 29, 2004, evidenced by, among other documents, a certain Loan and Security Agreement (Operating Line of Credit) dated as of December 29, 2004, between Borrower and the Bank, as amended by that certain First Loan Modification Agreement dated as of June 21, 2005 (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, including, without limitation, a certain Intellectual Property Security Agreement dated as of December 29, 2004, between Borrower and Bank (the “IP Security Agreement”), the “Security Documents”).

Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1.	The Loan Agreement is amended by deleting the following text appearing in Section 2.1.1 thereof:

“(b)	Maximum Advances.

(i) The aggregate face amount of all financed Receivables outstanding at any time may not exceed the Facility Amount.

(ii) In addition, the aggregate amount of Advances made based upon Placeholder Invoices may not exceed Five Million Dollars ($5,000,000.00). Notwithstanding the foregoing, the aggregate amount of Advances made based on Placeholder Invoices may exceed Five Million Dollars ($5,000,000.00) but may not exceed Ten Million Dollars ($10,000,000.00) when Borrower has fulfilled and collected on at least Two Million Five Hundred Thousand Dollars ($2,500,000.00) of purchase orders issued by each Eligible Purchase Order Customer.

(iii) The aggregate amount of Advances made hereunder plus any loans, advances, or other amounts outstanding pursuant to the Revolving Line shall not exceed Twenty Million Dollars ($20,000,000.00).”

and inserting in lieu thereof the following:

“(b)	Maximum Advances.

(i) The aggregate face amount of all Financed Receivables outstanding at any time may not exceed the Facility Amount.

(ii) In addition, the aggregate amount of (A) Advances made based upon Placeholder Invoices, plus (B) the Term Loan, may not exceed Five Million Dollars ($5,000,000.00). Notwithstanding the foregoing, the aggregate amount of (A) Advances made based upon Placeholder Invoices, plus (B) the Term Loan, may exceed Five Million Dollars ($5,000,000.00) but may not exceed Ten Million Dollars ($10,000,000.00) when Borrower has fulfilled and collected on at least Two Million Five Hundred Thousand Dollars ($2,500,000.00) of purchase orders issued by each Eligible Purchase Order Customer.

(iii) The aggregate amount of Advances made hereunder plus any loans, advances, or other amounts outstanding pursuant to the Revolving Line, and the Term Loan, shall not exceed Twenty Million Dollars ($20,000,000.00).”

2. The Loan Agreement is amended by inserting the following Section 2.1.2 immediately following Section 2.1.1 thereof:

“2.1.2 Term Loan.

(a) Availability. Provided that the amount of Borrower’s unrestricted cash maintained at Bank, or a Bank Affiliate, is at least One Dollar ($1.00), Bank shall make one (1) advance (the “Term Loan Advance”), on behalf of Borrower, in an amount up to the Term Loan, on or after five (5) days from the 2005 Closing Date. The Term Loan, once repaid, may not be re-borrowed.

(b) Interest. The principal amounts outstanding under the Term Loan shall accrue interest at a per annum rate equal to the Prime Rate plus six and three-tenths of one percent (6.3%); provided, however, that during any Reconciliation Period in which Borrower’s Net Cash is less than Five Million Dollars ($5,000,000.00) at any time during such Reconciliation Period, the principal amounts outstanding under the Term Loan shall accrue interest at a per annum rate equal to the Prime Rate plus eleven and three-quarters of one percent (11.75%).

(c) Repayment. Interest on the principal amount of the Term Loan shall be payable on the first day of each Reconciliation Period. Commencing with the first day of the Reconciliation period following the earlier of (i) the Reconciliation Period in which Borrower achieves positive cash flow as determined under GAAP, or (ii) June 30, 2007, Borrower shall repay the principal amount of the Term Loan in twenty-four (24) payments of $83,333.33, plus accrued interest (each a “Term Loan Payment”). Borrower’s final Term Loan Payment shall include all outstanding Term Loan principal and accrued interest. Notwithstanding the foregoing, if, at any time, Borrower’s unrestricted cash maintained at Bank, or Bank’s Affiliate, falls below One Dollar ($1.00), Borrower shall immediately repay all outstanding Term Loan principal and accrued interest. Borrower may prepay the Term Loan at any time without any early payment penalty or other fee by paying the then outstanding principal amount together with all then accrued and unpaid interest.”

3. The Loan Agreement is amended by inserting the following text at the end of Section 6.2 thereof:

“(i) Provide Bank with, as soon as available, but no later than thirty (30) days following each Reconciliation Period, a backlog/pipeline report in form acceptable to the Bank.”

4. The Loan Agreement is amended by deleting the following Section 12.10 thereof, in its entirety:

“12.10 Release of Lien on Intellectual Property. If either (i) Borrower achieves a Revenue Event and Borrower provides the Bank prompt written notice and satisfactory evidence that it has achieved same, or (ii) Borrower has completely satisfied its Obligations under the Growth Capital Loan, then the IP Agreement shall be deemed released and terminated. In addition, upon such termination, the Intellectual Property shall be released from the security interest granted herein. Bank shall deliver all releases and terminations required by Borrower to implement the foregoing. Notwithstanding the foregoing, the Bank will not release its security interest in the Intellectual Property of the Borrower, if any other Person has a lien on the Intellectual Property.”

and inserting in lieu thereof the following:

“12.10 Release of Lien on Intellectual Property. If Borrower achieves a Revenue Event and Borrower provides the Bank prompt written notice and satisfactory evidence that it has achieved same, then the IP Agreement shall be deemed released and terminated. In addition, upon such termination, the Intellectual Property shall be released from the security interest granted herein. Bank shall deliver all releases and terminations required by Borrower to implement the foregoing. Notwithstanding the foregoing, the Bank will not release its security interest in the Intellectual Property of the Borrower, if any other Person has a lien on the Intellectual Property.”

5. The Loan Agreement is amended by inserting the following definitions to appear alphabetically in Section 13.1 thereof:

““2005 Closing Date” is November 9, 2005.

“Bank Affiliate” is any Affiliate of Bank with which Borrower has deposited cash, securities, or other financial assets in an account, with respect to which a control agreement has been entered into among Borrower, such Affiliate, and Bank, in the standard form utilized by such Bank Affiliate.

“Operating Line Extension Fee” is a non refundable extension fee of One Hundred Thousand Dollars ($100,000.00)

“Term Loan” is a loan of up to Two Million Dollars ($2,000,000.00) to be used to repay all of Borrower’s obligations and liabilities under Bank’s loan arrangement with Big Bear Networks.

“Term Loan Advance” is defined in Section 2.1.2(a).

“Term Loan Payment” is defined in Section 2.1.2(c).”

6. The Loan Agreement is amended by deleting the following definitions in Section 13.1 thereof:

““Advance Rate” shall be (i) with respect to Eligible Accounts, eighty percent (80.0%), net of any offsets related to each specific Account Debtor including, without limitation, Deferred Revenue, or such other percentage as Bank establishes under Section 2.1.1, and (ii) with respect to Placeholder Invoices, fifty percent (50.0%), or such other percentage as Bank establishes under Section 2.1.1.

“Applicable Rate” is a per annum rate equal to the Prime Rate plus one and one-half percent (1.50%); provided, however, that during any Reconciliation Period in which Borrower’s Net Cash is less than or equal to Seven Million Dollars ($7,000,000.00) at any time during such Reconciliation Period, the Applicable Rate shall be (i) with respect to Financed Receivables based on Eligible Accounts, a per annum rate equal to the Prime Rate plus five percent (5.0%), and (ii) with respect to Financed Receivables based on Placeholder Invoices, a per annum rate equal to the Prime Rate plus four and one-quarter percent (4.25%).

“Maturity Date” is June 28, 2006.

“Net Cash” is either:

(i) for periods where Borrower’s unrestricted cash and cash equivalents (including marketable securities) exceeds Twenty Five Million Dollars ($25,000,000.00), Borrower’s unrestricted cash and cash equivalents (including marketable securities) minus all amounts due and owing by Borrowers to (A) Bank, (B) Gold Hill Venture Lending 03, L.P., and (C) UCB; or

(ii) for periods where Borrower’s unrestricted cash and cash equivalents (including marketable securities) is less than or equal to Twenty Five Million Dollars ($25,000,000.00), Borrower’s unrestricted cash and cash equivalents (including marketable securities) maintained at Bank and/or SVB Securities minus all amounts due and owing by Borrowers to (A) Bank, (B) Gold Hill Venture Lending 03, L.P., and (C) UCB.

“Revenue Event” occurs when Borrower achieves seventy-five percent (75.0%) of its revenue plan for the fiscal year 2005.”

and inserting in lieu thereof the following:

““Advance Rate” shall be (i) with respect to Eligible Accounts, eighty percent (80.0%), net of any offsets related to each specific Account Debtor including, without limitation, Deferred Revenue, or such other percentage as Bank establishes under Section 2.1.1, and (ii) with respect to Placeholder Invoices, sixty percent (60.0%), or such other percentage as Bank establishes under Section 2.1.1.

“Applicable Rate” is (a) prior to the 2005 Closing Date, a per annum rate equal to the Prime Rate plus one and one-half percent (1.50%); provided, however, that during any Reconciliation Period in which Borrower’s Net Cash is less than or equal to Seven Million Dollars ($7,000,000.00) at any time during such Reconciliation Period, the Applicable Rate shall be (i) with respect to Financed Receivables based on Eligible Accounts, a per annum rate equal to the Prime Rate plus five percent (5.0%), and (ii) with respect to Financed Receivables based on Placeholder Invoices, a per annum rate equal to the Prime Rate plus four and one-quarter percent (4.25%); and (b) on and after the 2005 Closing Date, a per annum rate equal to the Prime Rate plus one percent (1.0%); provided, however, that during any Reconciliation Period in which Borrower’s Net Cash is less than Five Million Dollars ($5,000,000.00) at any time during such Reconciliation Period, the Applicable Rate shall be (i) with respect to Financed Receivables based on Eligible Accounts, a per annum rate equal to the Prime Rate plus five percent (5.0%), and (ii) with respect to Financed Receivables based on Placeholder Invoices, a per annum rate equal to the Prime Rate plus four and one quarter percent (4.25%).

“Maturity Date” is June 28, 2006; provided, however, that if Borrower provides written notice to Bank, no earlier than March 1, 2006 and no later than June 1, 2006, requesting a one time, one year extension of the Maturity Date to June 28, 2007, at the sole discretion of Bank based upon Bank’s credit analysis and underwriting approval, the Maturity Date shall be extended to June 28, 2007. If such extension is approved by Bank, Borrower shall pay to Bank, on or before June 28, 2006, the Operating Line Extension Fee, less the amount of the Revolving Line Extension Fee (as defined under the Revolving Line) paid to Bank in connection with the Revolving Line.”

“Net Cash” is Borrower’s unrestricted cash maintained at Bank, or a Bank Affiliate, minus all amounts due and owing by Borrower under this Agreement.

“Revenue Event” occurs when Borrower achieves two consecutive quarters of profitability and positive cash flow as determined under GAAP.”

B.	Consent. On or about the date hereof, Borrower is acquiring certain of the assets of Big Bear Networks (the “Big Bear Acquisition”). Pursuant to Section 7.3 (relating to Mergers and Acquisitions) of the Loan Agreement, the Bank hereby consents to the Big Bear Acquisition.

4. FEES. The Borrower shall reimburse Bank for all reasonable legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5. RATIFICATION OF INTELLECTUAL PROPERTY SECURITY AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of the IP Security Agreement, and acknowledges, confirms and agrees that the IP Security Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined in the IP Security Agreement, and shall remain in full force and effect.

6. RATIFICATION OF PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms and reaffirms, in all material respects, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of December 29, 2004, between Borrower and Bank, and acknowledges, confirms and agrees the disclosures and information above Borrower provided to Bank in the Perfection Certificate has not changed, as of the date hereof, except with respect to the creation of certain wholly owned subsidiaries (namely, Infinera International Corporation, Infinera Acquisition Corporation and Infinera Asia Limited.)

7. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

8. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

9. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower now has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

10. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

11. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

[The remainder of this page is intentionally left blank]

This Loan Modification Agreement is executed as of the date first written above.

BORROWER:		BANK:

INFINERA CORPORATION		SILICON VALLEY BANK

By:	/s/ William Zerella	By:	/s/ Teresa Li

Name:	William Zerella	Name:	Teresa Li

Title:	CFO	Title:	Relationship Manager

THIRD AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into this 21st day of June 2006 by and between Silicon Valley Bank (“Bank”) and Infinera Corporation, a Delaware corporation (“Borrower”) whose address is 1322 Bordeaux Drive, Sunnyvale, CA 94089.

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement (Operating Line of Credit) dated as of December 29, 2004, as amended by that certain First Loan Modification Agreement (Operating Line of Credit) by and between Bank and Borrower dated as of June 21, 2005 and as further amended by that certain Second Loan Modification Agreement (Operating Line of Credit) by and between Bank and Borrower dated as of November 9, 2005 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to extend the Maturity Date as more fully set forth herein.

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the Schedule A, Schedule of Exceptions, attached hereto and subject further to the conditions and in reliance upon the representations, and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendment to Loan Agreement.

2.1 Section 13 (Definitions). The following term and its respective definition set forth in Section 13.1 is amended in its entirety and replaced with the following:

“Maturity Date” is August 28, 2006.

3. Limitation of Amendment.

3.1 The amendment sot forth in Section 2, above, is effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Bank on December 29, 2004 remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6. Effectiveness. This Amendment shall be deemed, effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto and (b) Borrower’s payment of a loan fee in an amount equal to $15,000.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		Infinera Corporation

By:	/s/ Teresa Li	By:	/s/ Jagdeep Singh

Name:	Teresa Li	Name:	Jagdeep Singh

Title:	Deal Team Manager	Title:	President and CEO

6/21/06

[LOGO]

SILICON VALLEY BANK

PRO FORMA INVOICE FOR LOAN CHARGES

BORROWER:	Infinera Corporation

LOAN OFFICER:	Teresa Li

DATE:	May 1, 2006

	Loan Fee (Operating Line)	$15,000.00
	Documentation Fee	$750.00

	TOTAL FEES DUE	$15,750.00

{ } A check for the total amount is attached.

{X} Debit DDA #                          for the total amount

BORROWER:

/s/ Jagdeep Singh	6/21/06
Authorized Signer	(Date)

SILICON VALLEY BANK:

/s/ Teresa Li.	6/21/06
Loan Officer Signature	(Date)

DEFAULT WAIVER AND FOURTH AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

(OPERATING LINE OF CREDIT)

This DEFAULT WAIVER AND FOURTH AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into this 22nd day of August, 2006, by and between Silicon Valley Bank (“Bank”) and Infinera Corporation, a Delaware corporation (“Borrower”) whose address is 1322 Bordeaux Drive, Sunnyvale, CA 94089.

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of December 29, 2004, as amended by that certain First Loan Modification Agreement by and between Bank and Borrower dated as of June 21, 2005, by that certain Second Loan Modification Agreement by and between Bank and Borrower dated as of November 9, 2005 and as further amended by that certain Third Amendment to Loan and Security Agreement by and between Bank and Borrower dated as of June 21, 2006 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”). Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

B. Borrower is currently in default of the Loan Agreement for failing to comply with the covenants set forth in Sections 6.2(a)(ii), 6.2(g) and 6.2(i) of the Loan Agreement (collectively the “Existing Defaults”).

C. Borrower has requested that Bank waive its rights and remedies against Borrower, limited specifically to the Existing Defaults. Although Bank is under no obligation to do so, Bank is willing to not exercise its rights and remedies against Borrower related to the specific Existing Defaults on the terms and conditions set forth in this Amendment, so long as Borrower complies with the terms, covenants and conditions set forth in this Amendment.

D. Borrower has further requested that Bank amend the Loan Agreement to (1) extend the delivery date of the Borrower’s audited consolidated financial statements for fiscal year ended December 31, 2005, (2) extend the maturity date and (3) make certain other revisions to the Loan Agreement as more fully set forth herein. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

1

2. Waiver of Covenant Defaults.

Bank hereby waives Borrower’s existing defaults under Sections 6.2(a)(ii), 6.2(g) and 6.2(i) of the Loan Agreement by virtue of Borrower’s failure to provide Bank its (i) audited consolidated financial statements for fiscal year ended December 31, 2005 as of month ended June 30, 2006, (ii) aged listing of inventory for the months ended January 31, 2006, February 28, 2006, March 31, 2006, April 30, 2006, May 31, 2006 and June 30, 2006 and (iii) backlog/pipeline report in the form acceptable to Bank for the month ended July 31, 2006. Bank’s waiver of Borrower’s compliance of these covenants shall apply only to the foregoing period. Accordingly, hereinafter, Borrower shall be in compliance with these covenants, as amended herein.

Bank’s agreement to waive the above-described defaults (1) in no way shall be deemed an agreement by the Bank to waive Borrower’s compliance with the above-described covenant as of all other dates and (2) shall not limit or impair the Bank’s right to demand strict performance of this covenant as of all other dates and (3) shall not limit or impair the Bank’s right to demand strict performance of all other covenants as of any date.

3. Amendments to Loan Agreement.

3.1 Section 6.2 (Financial Statements, Reports, Certificates). Notwithstanding anything to the contrary contained in Section 6.2(a)(ii), Bank shall allow Borrower to provide its audited consolidated financial statements for fiscal year ended December 31, 2005, as soon as it is available but no later than October 31, 2006.

3.2 Section 6.2 (Financial Statements, Reports, Certificates). Sections 6.2(g) and (i) are hereby amended in its entirety to read as follows:

(g) Intentionally omitted;

(i) Upon Bank’s request, a backlog/pipeline report in a form acceptable to the Bank.

3.3 Section 13 (Definitions). The following term and its respective definition set forth in Section 13.1 is amended in its entirety and replaced with the following:

“Maturity Date” is September 28, 2006.

4. Limitation of Amendments.

4.1 The amendments set forth in Section 3, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

4.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

2

5. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

5.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default other than the Existing Defaults has occurred and is continuing;

5.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

5.3 The organizational documents of Borrower delivered to Bank on December 29, 2004 and June 20, 2006 remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

5.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized by all necessary action on the part of Borrower;

5.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

5.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

5.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

6. Prior Agreement. Except as expressly provided for in this Amendment, the Loan Documents are hereby ratified and reaffirmed and shall remain in full force and effect. This Amendment is not a novation and the terms and conditions of this Amendment shall be in addition to and supplemental to all terms and conditions set forth in the Loan Documents. In the event of any conflict or inconsistency between this Amendment and the terms of such documents, the terms of this Amendment shall be controlling, but such document shall not otherwise be affected or the rights therein impaired.

7. Release by Borrower.

7.1 FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Bank and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations,

3

promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Amendment (collectively “Released Claims”). Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.

7.2 In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or expect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” (Emphasis added.)

7.3 By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

7.4 This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Amendment, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.

7.5 Borrower hereby represents and warrants to Bank, and Bank is relying thereon, as follows:

(a) Except as expressly stated in this Amendment, neither Bank nor any agent, employee or representative of Bank has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Amendment.

(b) Borrower has made such investigation of the facts pertaining to this Amendment and all of the matters appertaining thereto, as it deems necessary.

(c) The terms of this Amendment are contractual and not a mere recital.

(d) This Amendment has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Amendment is signed freely, and without duress, by Borrower.

4

(e) Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Bank, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

8. Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

9. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

10. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto and (b) Borrower’s payment of a loan fee in an amount equal to $5,000.

11. Governing Law. This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

[Signature page follows.]

5

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		Infinera Corporation

By:	/s/ Teresa Li	By:	/s/ Duston Williams
Name:	Teresa Li	Name:	Duston Williams
Title:	Deal Team Manager	Title:	CFO

6

[LOGO]

SILICON VALLEY BANK

PRO FORMA INVOICE FOR LOAN CHARGES

BORROWER:	Infinera Corporation

LOAN OFFICER:	Teresa Li

DATE:	August 22, 2006

	Loan Fee (Operating Line)	$5,000.00
	Documentation Fee	$250.00

	TOTAL FEES DUE	$5,250.00

☐	A check for the total amount is attached.

☒	Debit DDA # for the total amount

BORROWER:

[Illegible] 8/25/06
Authorized Signer	(Date)

SILICON VALLEY BANK:

/s/ Teresa Li 8/25/06
Loan Officer Signature	(Date)

FIFTH LOAN MODIFICATION AGREEMENT

(OPERATING LINE OF CREDIT)

This Fifth Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of October 6_, 2006, by and between SILICON VALLEY BANK, a California-chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 (“Bank”) and INFINERA CORPORATION, a Delaware corporation with its chief executive office located at 1322 Bordeaux Drive, Sunnyvale, California 94089 (“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to the Bank pursuant to a loan arrangement dated as of December 29, 2004, evidenced by, among other documents, a certain Loan and Security Agreement (Operating Line of Credit) dated as of December 29, 2004, between Borrower and the Bank, as amended by that certain First Loan Modification Agreement dated as of June 21, 2005, as amended by that certain Second Loan Modification Agreement dated as of November 9,2005, as amended by that certain Third Amendment to Loan and Security Agreement dated as of June 21, 2006, and as further amended by that certain Default Waiver and Fourth Amendment to Loan and Security Agreement dated as of August 22, 2006 (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, including, without limitation, a certain Intellectual Property Security Agreement dated as of December 29, 2004, between Borrower and Bank (the “IP Security Agreement”), the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1.	The Loan Agreement is amended by deleting the following appearing as Section 2.1.1(a) thereof:

“(a) Availability. Subject to the terms of this Agreement, Borrower may request that Bank finance specific Eligible Accounts and Placeholder Invoices. Bank shall finance such Eligible Accounts and Placeholder Invoices by extending credit to Borrower in an amount equal to the result of the Advance Rate multiplied by the face amount of the Eligible Account or Placeholder Invoice (the “Advance”). Bank may, in its sole discretion, change the percentage of the Advance Rate for a particular Eligible Account or Placeholder Invoice on a case by case basis. When Bank makes an Advance, the Eligible Account or Placeholder Invoice becomes a “Financed Receivable.”

and inserting in lieu thereof the following:

“(a) Availability.

(i) Subject to the terms of this Agreement, so long as Borrower is not Borrowing Base Facility Eligible, Borrower may request that Bank finance specific Eligible Accounts. Bank shall finance such Eligible Accounts by extending credit to Borrower in an amount equal to the result of the Advance Rate multiplied by the face amount of the Eligible Account. Bank may, in its sole discretion, change the percentage of the Advance Rate for a particular Eligible Account on a case by case basis.

(ii) Subject to the terms of this Agreement and provided that Borrower is Borrowing Base Facility Eligible, Borrower may request that Bank finance Eligible Accounts on an aggregate basis. Bank shall finance Eligible Accounts on an aggregate basis by extending credit to Borrower in an amount equal to the result of the Advance Rate multiplied by the aggregate face amount of Borrower’s Eligible Accounts (as determined by Bank) (the “Borrowing Base Eligible Accounts”). Bank may, in its sole discretion, change the percentage of the Advance Rate for the Borrowing Base Eligible Accounts on a case by case basis.

(iii) Any Credit Extension made pursuant to the terms of subsection (i) or (ii) above shall be hereinafter referred to as an “Advance.” When Bank makes an Advance, the Eligible Account or the Borrowing Base Eligible Accounts each become a separate “Financed Receivable.”

2.	The Loan Agreement is amended by deleting the following appearing as Section 2.1.1(b) thereof:

“(b) Maximum Advances.

(i) The aggregate face amount of all Financed Receivables outstanding at any time may not exceed the Facility Amount.

(ii) In addition, the aggregate amount of (A) Advances made based upon Placeholder Invoices, plus (B) the Term Loan, may not exceed Five Million Dollars ($5,000,000.00). Notwithstanding the foregoing, the aggregate amount of (A) Advances made based upon Placeholder Invoices, plus (B) the Term Loan, may exceed Five Million Dollars ($5,000,000.00) but may not exceed Ten Million Dollars ($10,000,000.00) when Borrower has fulfilled and collected on at least Two Million Five Hundred Thousand Dollars ($2,500,000.00) of purchase orders issued by each Eligible Purchase Order Customer.

(iii) The aggregate amount of Advances made hereunder plus any loans, advances, or other amounts outstanding pursuant to the Revolving Line, and the Term Loan, shall not exceed Twenty Million Dollars ($20,000,000.00).”

and inserting in lieu thereof the following:

“(b) Maximum Advances: Aggregate Cap.

(i) The aggregate face amount of all Financed Receivables outstanding at any time may not exceed the Facility Amount.

(ii) The aggregate amount of Advances made hereunder, plus any loans, advances, or other amounts outstanding pursuant to the Revolving Line, shall not exceed Twenty Five Million Dollars ($25,000,000.00). If, at any time, the aggregate amount of Advances made hereunder, plus any loans, advances, or other amounts outstanding pursuant to the Revolving Line, exceeds Twenty Five Million Dollars ($25,000,000.00), then Borrower shall immediately pay to Bank in cash such excess amount, and Borrower hereby irrevocably authorizes Bank to debit any account of Borrower maintained by Borrower with Bank or any of Bank’s Affiliates for the amount of such excess.”

3.	The Loan Agreement is amended by deleting the following appearing as Section 2.1.1(c) thereof:

“(c) Borrowing Procedure. Borrower will deliver an Invoice Transmittal for each Eligible Account it offers. Bank may rely on information set forth in or provided with the Invoice Transmittal.”

and inserting in lieu thereof the following:

“(c) Borrowing Procedure. Borrower will deliver an Advance Request and Invoice Transmittal in the form attached hereto as Exhibit C signed by a Responsible Officer for each Advance it requests, accompanied by invoices, if Borrower is not then Borrowing Base Facility Eligible. Bank may rely on information set forth in or provided with the Advance Request and Invoice Transmittal.”

4.	The Loan Agreement shall be amended by adding the following new Section to appear therein as Section 2.1.1(h):

“(h) End of Borrowing Base Facility Eligible Status. On any day that Borrower ceases to be Borrowing Base Facility Eligible, all outstanding Advances made based on Borrowing Base Eligible Accounts shall be refinanced by Bank as new Advances made based on specific Eligible Accounts. In connection with same, Borrower shall deliver to Bank an Advance Request and Invoice Transmittal in the form attached hereto as Exhibit C containing detailed invoice reporting, signed by a Responsible Officer together with a current accounts receivable aging and a copy of each invoice, all in accordance with Section 6.2(k) hereof and Bank shall finance same (in accordance with this Agreement, including, without limitation, Section 2.1.1 hereof) and each Eligible Account financed shall thereafter be deemed to be a Financed Receivable for purposes of this Agreement. If, following such determination, the outstanding principal amount of the Obligations relating to Advances made based on Borrowing Base Eligible Accounts exceeds the amount of Advances Bank has agreed to make based on specific Eligible Accounts, Borrower shall immediately pay to Bank the excess and, in connection with same, hereby irrevocably authorizes Bank to debit any account of Borrower maintained by Borrower with Bank or any of Bank’s Affiliates for the amount of such excess.”

5.	The Loan Agreement is amended by deleting the following appearing as Section 2.2.1 thereof:

“2.2.1 Collections. Collections will be credited to the Financed Receivable Balance for such Financed Receivable, but if there is an Event of Default, Bank may apply Collections to the Obligations in any order it chooses. If Bank receives a payment for both a Financed Receivable and a non-Financed Receivable, the funds will first be applied to the Financed Receivable and, if there is no Event of Default then existing, the excess will be remitted to Borrower, subject to Section 2.2.6.”

and inserting in lieu thereof the following:

“2.2.1 Collections. Collections will be credited to the Financed Receivable Balance for such Financed Receivable, but if there is an Event of Default, Bank may apply Collections to the Obligations in any order it chooses. If Bank receives a payment for both a Financed Receivable and a non-Financed Receivable, the funds will first be applied to the Financed Receivable and, if there is no Event of Default then existing, the excess will be remitted to Borrower, subject to Section 2.2.6. Notwithstanding the foregoing or Section 2.2.6, when Borrower is Borrowing Base Facility Eligible, Bank will not credit Collections to the Financed Receivable Balance for any Financed Receivables, but will instead remit the proceeds of all Collections to an operating account of Borrower maintained with Bank.”

6.	The Loan Agreement shall be amended by deleting the following, appearing as Section 2.3.1 thereof, in its entirety:

“2.3.1 Repayment of Advances Made Based on Eligible Accounts. Borrower will repay each Advance made based on Eligible Accounts on the earliest of: (a) the date on which payment is received of the Financed Receivable with respect to which the Advance was made, (b) the date on which the Financed Receivable is no longer an Eligible Account, (c) the date on which any Adjustment is asserted to the Financed Receivable (but only to the extent of the Adjustment if the Financed Receivable remains otherwise an Eligible Account), (d) the date on which there is a breach of any warranty or representation set forth in Section 5.3, or (e) the Maturity Date (including any early termination). Each payment will also include all accrued Finance Charges with respect to such Advance and all other amounts then due and payable hereunder.”

and inserting in lieu thereof the following:

“2.3.1 Repayment.

(i) With respect to Advances made based on specific Eligible Accounts, Borrower will repay each Advance made based on Eligible Accounts on the earliest of: (a) the date on which payment is received of the Financed Receivable with respect to which the Advance was made, (b) the date on which the Financed Receivable is no longer an Eligible Account, (c) the date on which any Adjustment is asserted to the Financed Receivable (but only to the extent of the Adjustment if the Financed Receivable remains otherwise an Eligible Account), (d) the date on which there is a breach of any warranty or representation set forth in Section 5.3, or (e) the Maturity Date (including any early termination). Each payment will also include all accrued Finance Charges with respect to such Advance and all other amounts then due and payable hereunder.

(ii) With respect to Advances made based on Borrowing Base Eligible Accounts:

(A) Borrower shall pay to Bank, on the first day of each Reconciliation Period, all accrued Finance Charges on the Advances made based on the Borrowing Base Eligible Accounts; and

(B) Borrower shall also pay the principal amount of each Advance made based on Borrowing Base Eligible Accounts on the earliest of: (a) the date that the amount of Advances outstanding based on Borrowing Base Eligible Accounts exceeds the aggregate amount of Borrower’s Eligible Accounts, as determined by Bank (but in such case only up to such excess amount), (b) the date on which there is a breach of any warranty or representation set forth in Section 5.3, (c) the Maturity Date (including any early termination), or (d) the date on which Borrower is not Borrowing Base Facility Eligible (unless such amounts have been refinanced as Advances against specific Eligible Accounts pursuant to Section 2.1.l(h)).”

7.	The Loan Agreement shall be amended by deleting the following appearing in Section 6.2(a)(ii) thereof:

“(ii) as soon as available, but no later than one hundred eighty (180) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from Ernst & Young or another independent certified public accounting firm of national standing;”

and	inserting in lieu thereof the following:

“(ii) prior to the occurrence of an IPO Event, as soon as available, but no later than (a) October 31, 2006 for the 2005 financials, or (b) one hundred eighty (180) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistency applied and after the occurrence of an IPO Event, as soon as available, but no later than one hundred twenty (120) days after the last day of Borrower’s fiscal year, a Form 10-K filed with the Securities and Exchange Commission), together with an unqualified opinion on the financial statements from Ernst & Young or another independent certified public accounting firm of national standing.”

8.	The Loan Agreement shall be amended by deleting the following appearing as Section 6.2(b) thereof:

“(b) Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit B.”

and inserting in lieu thereof the following:

“(b) Prior to the occurrence of an IPO Event, within thirty (30) days after the last day of each month (and upon the occurrence of an IPO Event within forty-five (45) days after the last day of each quarter), Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit B.”

9.	The Loan Agreement is amended by inserting the following text, appearing at the end of Section 6.2 thereof:

“(j) For any Reconciliation Period in which Borrower is Borrowing Base Facility Eligible at any time, provide Bank with, as soon as available, but no later than thirty (30) days following each Reconciliation Period, and in connection for each request for an Advance, a Borrowing Base Certificate.

(k) Immediately upon Borrower ceasing to be Borrowing Base Facility Eligible, provide Bank with a current aging of Accounts and, to the extent not previously delivered to Bank, a copy of the invoice for each Eligible Account and an Advance Request and Invoice Transmittal with respect to each such Account.”

10.	The Loan Agreement is amended by deleting the following provision appearing as Section 6.5(a) thereof:

“(a) In order to permit Bank to monitor Borrower’s financial performance and condition, Borrower, and all Borrower’s Subsidiaries, shall maintain Borrower’s, and such Subsidiaries, primary operating accounts with Bank. Upon the occurrence of an IPO Event, Borrower and all Borrower’s Subsidiaries shall maintain operating and securities accounts with Bank, which accounts shall represent at least twenty-five percent (25.0%) of the dollar value of the Borrower’s and such Subsidiaries’ accounts at all financial institutions.”

and inserting in lieu thereof the following:

“(a) In order to permit Bank to monitor Borrower’s financial performance and condition, Borrower, and all Borrower’s Subsidiaries, shall maintain Borrower’s, and such Subsidiaries, primary operating accounts with Bank, with the exception of an account maintained with UCB, provided that: (i) the maximum aggregate balance of such account does not exceed Eight Million Dollars ($8,000,000.00) at any time, (ii) Bank has a valid, first priority security interest in such UCB account, and (iii) Bank and UCB shall enter into an amendment to the existing intercreditor agreement concerning the priority of UCB’s security interest in such account, in form and substance acceptable to the Bank. Upon the occurrence of an IPO Event, Borrower and all Borrower’s Subsidiaries shall maintain operating and securities accounts with Bank, which accounts shall represent at least twenty-five percent (25.0%) of the dollar value of the Borrower’s and such Subsidiaries’ accounts at all financial institutions.”

11.	Notwithstanding the definition of Eligible Accounts set forth in Section 13.1 of the Loan Agreement, in the event that Borrower is Borrowing Base Facility Eligible, Eligible Accounts shall also not including the following:

(i) Accounts which are a Financed Receivable.

12.	The Loan Agreement is amended by deleting the following definitions in Section 13.1 thereof:

“ “Advance Rate” shall be (i) with respect to Eligible Accounts, eighty percent (80.0%), net of any offsets related to each specific Account Debtor including, without limitation, Deferred Revenue, or such other percentage as Bank establishes under Section 2.1.1. and (ii) with respect to Placeholder Invoices, fifty percent (50.0%), or such other percentage as Bank establishes under Section 2.1.1.”

“ “Applicable Rate” is (a) prior to the 2005 Closing Date, a per annum rate equal to the Prime Rate plus one and one-half percent (1.50%); provided, however, that during any Reconciliation Period in which Borrower’s Net Cash is less than or equal to Seven Million Dollars ($7,000,000.00) at any time during such Reconciliation Period, the Applicable Rate shall be (i) with respect to Financed Receivables based on Eligible Accounts, a per annum rate equal to the Prime Rate plus five percent (5.0%), and (ii) with respect to Financed Receivables based on Placeholder Invoices, a per annum rate equal to the Prime Rate plus four and one-quarter percent (4.25%); and (b) on and after the 2005 Closing Date, a per annum rate equal to the Prime Rate plus one percent (1.0%); provided, however, that during any Reconciliation Period in which Borrower’s Net Cash is less than Five Million Dollars ($5,000,000.00) at any time during such Reconciliation Period, the Applicable Rate shall be (i) with respect to Financed Receivables based on Eligible Accounts, a per annum rate equal to the Prime Rate plus five percent (5.0%), and (ii) with respect to Financed Receivables based on Placeholder Invoices, a per annum rate equal to the Prime Rate plus four and one-quarter percent (4.25%).”

“ “Facility Amount” is Twenty-Five Million Dollars ($25,000,000.00).”

“ “Financed Receivables” are all those Eligible Accounts and Placeholder Invoices including their proceeds which Bank finances and makes an Advance, as set forth in Section 2.1.1. A Financed Receivable stops being a Financed Receivable (but remains Collateral) when the Advance made for the Financed Receivable has been fully paid.”

“ “Maturity Date” is September 28, 2006.”

“ “Net Cash” is Borrower’s unrestricted cash maintained at Bank, or a Bank Affiliate, minus all amounts due and owing by Borrower under this Agreement.”

“ “Revenue Event” occurs when Borrower achieves two consecutive quarters of profitability and positive cash flow as determined under GAAP.”

and inserting in lieu thereof the following:

“ “Advance Rate” shall be (i) with respect to Eligible Accounts, eighty percent (80.0%), net of any offsets related to each specific Account Debtor including, without limitation, Deferred Revenue, or such other percentage as Bank establishes under Section 2.1.1, and (ii) with respect to Borrowing Base Eligible Accounts, eighty percent (80.0%), net of any offsets related to each specific Account Debtor including, without limitation, Deferred Revenue, or such other percentage as Bank establishes under Section 2.1.1,”

“ “Applicable Rate” is (a) prior to the 2005 Closing Date, a per annum rate equal to the Prime Rate plus one and one-half percent (1.50%); provided, however, that during any Reconciliation Period in which Borrower’s Net Cash is less than or equal to Seven Million Dollars ($7,000,000.00) at any time during such Reconciliation Period, the Applicable Rate shall be (i) with respect to Financed Receivables based on Eligible Accounts, a per annum rate equal to the Prime Rate plus five percent (5.0%), and (ii) with respect to Financed Receivables based on Placeholder Invoices, a per annum rate equal to the Prime Rate plus four and one-quarter percent (4.25%); and (b) on and after the 2005 Closing Date but prior to the 2006 Closing Date, a per annum rate equal to the Prime Rate plus one percent (1.0%); provided, however, that during any Reconciliation Period in which Borrower’s Net Cash is less than Five Million Dollars ($5,000,000.00) at any time during such Reconciliation Period, the Applicable Rate shall be (i) with respect to Financed Receivables based on Eligible Accounts, a per annum rate equal to the Prime Rate plus five percent (5.0%), and (ii) with respect to Financed Receivables based on Placeholder Invoices, a per annum rate equal to the Prime Rate plus four and one-quarter percent (4.25%), and (c) on and after the 2006 Closing Date, (i) when Borrower is Borrowing Base Facility Eligible, a per annum rate equal to the Prime Rate, and (ii) when Borrower is not Borrowing Base Facility Eligible, a per annum rate equal to the Prime Rate plus two and one-half of one percent (2.50%). Notwithstanding the foregoing, if Borrower provides evidence to Bank, satisfactory to Bank in its sole and absolute discretion, that Borrower had revenue and net income for the fiscal year of 2006 of at least ninety percent (90.0%) of the operating plan delivered to and accepted by Bank and dated as of April 21, 2006, then, as of the first calendar day of the next Reconciliation Period, the Applicable Rate shall be (i) when Borrower is Borrowing Base Facility Eligible, a per annum rate equal to the Prime Rate minus three quarters of one percent (0.75%), and (ii) when Borrower is not Borrowing Base Facility Eligible, a per annum rate equal to the Prime Rate plus one and one-half of one percent (1.50%). Notwithstanding the foregoing, after the 2006 Closing Date, at no point shall the Applicable Rate be less than six and one quarter of one percent (6.25%).”

“ “Facility Amount” is Thirty-One Million Two Hundred Fifty Thousand Dollars ($31,250,000.00).”

“ “Financed Receivables” are all those Eligible Accounts and Borrowing Base Eligible Accounts including their proceeds which Bank finances and makes an Advance, as set forth in Section 2.1.1. A Financed Receivable stops being a Financed Receivable (but remains Collateral) when the Advance made for the Financed Receivable has been fully paid.”

“ “Maturity Date” is September 27, 2007.”

“ “Net Cash” is Borrower’s unrestricted cash maintained at Bank, or a Bank Affiliate, minus all amounts due and owing by Borrower under this Agreement and the Revolving Line.”

“ “Revenue Event” occurs when Borrower achieves four consecutive quarters of profitability and positive cash flow as determined under GAAP.”

13.	The Loan Agreement is amended by inserting the following definitions appearing alphabetically in Section 13.1 thereof:

“ “2006 Closing Date” is             , 2006.”

“ “Advance Request and Invoice Transmittal” is that certain document in the form attached hereto as Exhibit C.

“ “Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit D.”

“ “Borrowing Base Facility Eligible” means, as of any day, Borrower has Net Cash of greater than Five Million Dollars ($5,000,000.00). If, at any time, Borrower’s Net Cash is equal to or less than Five Million Dollars ($5,000,000.00), Borrower will not be Borrowing Base Facility Eligible until such time as Borrower’s Net Cash is greater than Five Million Dollars ($5,000,000.00) for two consecutive Reconciliation Periods, and thereafter until Borrower’s Net Cash is equal to or less than Five Million Dollars ($5,000,000.00) at any time.”

“ “Credit Extension” is any Advance, or any other extension of credit by Bank for Borrower’s benefit.”

14.	The Loan Agreement shall be amended by inserting Exhibit B hereto as Exhibit C thereto, and any and all references in the Loan Agreement to “Invoice Transmittal” shall hereafter mean and refer to “Advance Request and Invoice Transmittal in the form of Exhibit C hereto”.

15.	The Loan Agreement shall be amended by inserting the Borrowing Base Certificate attached as Exhibit C hereto as Exhibit D thereto.

B. Consent.

1.	Borrower entered into a loan arrangement, as amended, with United Commercial Bank (“UCB”) on June 21, 2005, of up to approximately (i) Five Million Five Hundred Thousand Dollars ($5,500,000.00) for an equipment financing facility, and (ii) Six Million Dollars ($6,000,000.00) for a revolving line of credit (collectively, the “UCB Financing”). Borrower is entering into, on about the date hereof, an additional loan arrangement with UCB of up to approximately Five Million Dollars ($5,000,000.00) for an additional equipment financing facility (the “2006 UCB Financing”) (provided that, the maximum amount of the UCB Financing and the 2006 UCB Financing shall not, at any time exceed Fifteen Million Dollars ($15,000,000.00). Pursuant to Section 7.4 (relating to Indebtedness), and Section 7.5 (relating to Encumbrances) of the Loan Agreement, the Bank hereby consents to the 2006 UCB Financing (as defined above), including the following:

(a)	The Bank hereby consents, acknowledges, and confirms that UCB shall have a first priority security interest in all Equipment of the Borrower.

(b)	The Bank shall file an amendment to Financing Statement, subordinating the Bank’s security interest in the Equipment to UCB, in the form of Exhibit A hereto, to be filed with the Delaware Secretary of State.

(c)	Bank and UCB shall enter into an amendment to the existing intercreditor agreement, by and between Bank and UCB, concerning the priority of UCB’s security interest in such Equipment, in form and substance, acceptable to the Bank.

4. FEES. Borrower shall pay to Bank a modification fee equal to Sixty Two Thousand Five Hundred Dollars ($62,500.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. Borrower shall also reimburse Bank for all reasonable legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5. RATIFICATION OF INTELLECTUAL PROPERTY SECURITY AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of the IP Security Agreement, and acknowledges, confirms and agrees that the IP Security Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined in the IP Security Agreement as updated by Schedule 1 attached hereto, and shall remain in full force and effect.

6. RATIFICATION OF PERFECTION CERTIFICATE. Except as set forth in Schedule 2 attached hereto, Borrower hereby ratifies, confirms and reaffirms, in all material respects, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of December 29, 2004, between Borrower and Bank, and acknowledges, confirms and agrees the disclosures and information above Borrower provided to Bank in the Perfection Certificate has not changed, as of the date hereof, except with respect to the creation of certain wholly owned subsidiaries (namely, Infinera International Corporation, Infinera Acquisition Corporation and Infinera Asia Limited).

7. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

8. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

9. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower now has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

10. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

11. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

[The remainder of this page is intentionally left blank]

This Loan Modification Agreement is executed as of the date first written above.

BORROWER:		BANK:

INFINERA CORPORATION		SILICON VALLEY BANK

By:	/s/ Duston Williams	By:	/s/ Teresa Li
Name:	Duston Williams	Name:	Teresa Li
Title:	CFO	Title:	Deal Team Leader